Exhibit 10.37

                              EMPLOYMENT AGREEMENT

                  AGREEMENT dated August 14, 2001, between EDWARD J. FRED, residing at 126 Brentwood Parkway, Brentwood, New York 11717 ("Executive"), and CPI AEROSTRUCTURES, INC., a New York corporation having its principal office at 200A Executive Drive, Edgewood, New York 11717, ("Company");

                  WHEREAS, the Company desires to continue the employment of Executive and Executive desires to continue his present employment with the Company, pursuant to the terms and conditions herein set forth, superseding all prior agreements between the Company, its subsidiaries and/or predecessors and Executive;

                  IT IS AGREED:

         1.       Employment, Duties and Acceptance.
                  ---------------------------------

                  1.1 General. The Company shall continue to employ Executive from August 14, 2001 until December 31, 2001 as its Chief Financial Officer ("CFO") and Executive Vice President and, from January 1, 2002 until December 31, 2004, as its President and CFO under the terms hereof. All of Executive's powers and authority in any capacity shall at all times be subject to the direction and control of the Company's Board of Directors. The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive's status as President, CFO and Executive Vice President, as the case may be.

                  1.2 Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive's duties hereunder or violate the provisions of Section 6.4 hereof.





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                  1.3    Location. The Company will maintain its principal
executive offices within a 30 mile radius of its current location in Edgewood, New York. Executive shall undertake such occasional travel, within or without the United States, as is reasonably necessary in the interests of the Company.

                  1.4 Board of Directors Position. If, at any time during the term hereof, that Executive is not serving as a director of the Company, he shall nonetheless be invited to attend each meeting of the Board of Directors of the Company.

         2.       Compensation and Benefits.
                  -------------------------

                  2.1 Salary. The Company shall pay to Executive a salary ("Base Salary") at the annual rate of not less than $150,000 from August 14, 2001 until December 31, 2001; at the annual rate of $200,000 from January 1, 2002 until December 31, 2002; at the annual rate of not less than $216,000 from January 1, 2003 until December 31, 2003; and at the annual rate of $233,280 from January 1, 2004 until December 31, 2004. Executive's compensation shall be paid in equal, periodic installments in accordance with the Company's normal payroll procedures.

                  2.2 Bonus. In addition to Base Salary, Executive shall be paid a bonus ("Bonus") equal to 2% of the Company's consolidated net income for the year ending December 31, 2001 and 2002; equal to 3% of the Company's consolidated net income for the year ending December 31, 2003; and equal to 4% of the Company's consolidated net income for the year ending December 31, 2004, as determined by reference to the Company's audited financial statements for such year. The amount of the Bonus shall be pro-rated to the date of termination of Executive's employment. The Bonus with respect to any year shall be paid on or prior to April 15 of the following year.

                  2.3 Additional Compensation. As additional compensation for Executive entering into this Agreement and agreeing to be bound by its terms (including Article 6 hereof) and for the services to be rendered by Executive hereunder, the Company hereby issues to Executive options to purchase 100,000 shares of Common Stock under the Company's Performance Equity Plan 2000. These options ("Agreement Options") shall be evidenced by one or more Stock Option Agreements of even date herewith between the Company and Executive. The




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Agreement Options will have an exercise price of $1.20 per share and will vest immediately. The Compensation Committee may, in its discretion, grant additional options to Executive during the term of this Agreement.

                  2.4 Benefits. Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions.

                  2.5 Vacation. Executive shall be entitled to such paid vacation days in each year during the Employment Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

                  2.6 Automobile. The Company shall continue to lease a luxury class automobile (reasonably satisfactory to Executive) for Executive during the term of this Agreement to be used in connection with the business of the Company. The Company shall reimburse Executive for all costs associated with the use of a vehicle, including lease and insurance costs, repairs and maintenance.

                  2.7 Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips (including business class air travel if the scheduled flight is more than two (2) consecutive hours) and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

         3. Term. The term of Executive's employment hereunder shall commence as of August 14, 2001 and shall continue until December 31, 2004 (as it may be extended, the "Employment Term"), unless sooner terminated as herein provided. The Employment Term shall be automatically renewed for successive one year periods unless terminated by the Company or Executive by written notice to the other party at least thirty (30) days before the end of the Employment Term or any renewal thereof.


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         4.       Termination.
                  -----------

                  4.1 Death. If Executive dies during the term of this Agreement, Executive's employment hereunder shall terminate and the Company shall pay to Executive's estate the amount set forth in Section 4.7.

                  4.2 Disability. The Company, by written notice to Executive, may terminate Executive's employment hereunder if Executive shall fail because of illness or incapacity to render, for six consecutive months, services of the character contemplated by this Agreement. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7.

                  4.3 By Company for "Cause". The Company, by written notice to Executive, may terminate Executive's employment hereunder for "Cause". As used herein, "Cause" shall mean: (a) the refusal or failure by Executive to carry out specific directions of the Board which are of a material nature and consistent with his status as President, CFO and Executive Vice President (or whichever positions Executive holds at such time), or the refusal or failure by Executive to perform a material part of Executive's duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates ("dishonest" for these purposes shall mean Executive's knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of a felony under federal or state law. Notwithstanding the foregoing, no "Cause" for termination shall be deemed to exist with respect to Executive's acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the "Cause" with reasonable particularity and, within thirty calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such "Cause;" provided, however, no more than two cure periods need be provided during any twelve-month period. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7. In the event of a dispute as to the existence of suitable "Cause" for termination pursuant this Section 4.3, Executive shall be entitled to file for arbitration of such dispute in accordance with the rules of the American Arbitration Association with one arbitrator to be selected by the Company and one arbitrator to be selected by the Executive, and pending final




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determination of such arbitration proceedings, Executive shall continue to be compensated in accordance with the terms of this Agreement and shall be reimbursed for his expenses including his legal costs.

                  4.4 By Company Without "Cause". The Company may terminate Executive's employment hereunder without "Cause" by giving at least 30 days written notice to Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6.

                  4.5 By Executive for "Good Reason". The Executive, by written notice to the Company, may terminate Executive's employment hereunder if a "Good Reason" exists. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior written consent: (a) a substantial and material adverse change in the nature of Executive's title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) Executive is not nominated or is removed from service as a director of the Company; (c) material breach of this Agreement by the Company; (d) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (e) any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company (in one or more transactions) having 30% or more of the total voting power of all the Company's securities then outstanding; or (f) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no "Good Reason" shall be deemed to exist with respect to the Company's acts described in clauses (a), (c) or (d) above, unless Executive shall have given written notice to the Company specifying the "Good Reason" with reasonable particularity and, within thirty calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such "Good Reason"; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (c) or
(d) above. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7.

                  4.6 By Executive Without Reason. The Executive may terminate his employment hereunder by giving at least 75 days written notice to the Company. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7.




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                  4.7    Compensation Upon Termination.  In the event that
Executive's employment hereunder is terminated, the Company shall pay to Executive the following compensation:

                         (a)   Payment Upon Death or Disability or by Executive
Without Reason. In the event that Executive's employment is terminated pursuant to Sections 4.1, 4.2 or 4.6, the Company shall pay to Executive (or his executor, administrator or personal representative), (i) the Base Salary due Executive pursuant to Section 2.1 hereof through the date of termination; (ii) any Bonus which would have become payable under Section 2.2 for the year in which the employment was terminated prorated by multiplying the full amount of the Bonus by a fraction, the numerator of which is the number of "full calendar months" worked by Executive during the year of termination and the denominator of which is 12 (a "full calendar month" is a month in which the Executive worked at least two weeks); (iii) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination; (iv) all valid expense reimbursements, and (v) all accrued but unused vacation pay.

                          (b)   Payment Upon Termination by the Company For
"Cause". In the event that the Company terminates Executive's employment hereunder pursuant to Section 4.3, the Company shall pay to Executive his Base Salary, all valid expense reimbursements and all unused vacation pay required by law through the date of termination.

                          (c)   Payment Upon Termination by Company Without
Cause or Executive for Good Reason. In the event that Executive's employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall (i) continue to pay to Executive (or in the case of his death, the legal representative of Executive's estate or such other person or persons as Executive shall have designated by written notice to the Company), all payments, compensation and benefits required under Section 2 hereof through December 31, 2004, and (ii) continue to maintain and pay for the same medical insurance then covering Executive through June 30, 2006. Notwithstanding the foregoing, if a "change of control" of the Company (as described in Section 4.5(e)) occurs prior to a termination of Executive's employment pursuant to Sections 4.4 or 4.5, then at the option of Executive, in lieu of the above compensation and benefits, the Company shall pay to Executive a lump sum payment on the date of termination




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equal to three times (3X) the total compensation (including salary and bonus)
earned by Executive during the last full calendar year of his employment.

                         (d)   Executive shall have no duty to mitigate awards
paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company's obligation to pay to Executive the full amounts pursuant to this Agreement.

                  4.8 Resignation as Member of Board. If Executive's employment hereunder is terminated for any reason, then Executive shall, at the Company's request, resign as a director of the Company and all of its subsidiaries, effective upon the occurrence of such termination.

         5. Executive Indemnity. The Company agrees to indemnify Executive and hold Executive harmless against all costs, expenses (including, without limitation, reasonable attorneys' fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or any subsidiary or Executive's service as a director of the Company or any subsidiary; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if the Company's counsel would have a "conflict of interest" in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees




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to advance any and all expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred by the Executive (in accordance with the foregoing) in connection with any such claim, action, proceeding or investigation, provided, however, that Executive shall repay such advances if indemnification is found not to have been available hereunder. This Section shall survive the termination of this Agreement for any reason. To the extent that the Company obtains director and officers' insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a named insured and shall be entitled to coverage thereunder.

         6.       Protection of Confidential Information; Non-Competition.
                  -------------------------------------------------------

                  6.1    Acknowledgment.  Executive acknowledges that:

                         (a)   As a result of his current and prior employment
with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 6 as the "Company"), including, without limitation, financial information, proprietary rights, trade secrets and "know-how," customers and sources ("Confidential Information").

                          (b)  The Company will suffer substantial damage which
will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

                          (c)   The provisions of this Agreement are reasonable
and necessary for the protection of the business of the Company.

                  6.2 Confidentiality. Executive agrees that he will not at any time, during the Employment Term and for a period of one year thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company's prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be dis closed by court order, subpoena or




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other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company's expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

                  6.3 Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his con trol; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

                  6.4 Non-competition. During the Employment Term and for a period of one year thereafter, Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in any business ("Competitive Business") which is directly in competition with any "material" business conducted by the Company or any of its subsidiaries at the time of termination (as used herein "material" means the business generated at least 10% of the Company's consolidated revenues for the last full fiscal year for which audited financial statements are available); (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Executive was employed by the Company (other than Executive's personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing his personal assets in any



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manner he chooses, provided, however, that Executive may not, during the period referred to in this Section 6.4, own more than 4.9% of the equity securities of any Competitive Business.

                  6.5 Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 6.2 or 6.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 6.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys' fees and costs incurred by the prevailing party.

                  6.6 Modification. If any provision of Sections 6.2 or 6.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

                  6.7 Survival. The provisions of this Section 6 shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without "Cause, " or if Executive terminates this Agreement with "Good Reason," in either of which events, this
Section 6.4 shall be null and void and of no further force or effect.

         7.       Miscellaneous Provisions.
                  ------------------------

                  7.1 Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such




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other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 7.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

                  If to Executive:

                           Edward J. Fred
                           126 Brentwood Parkway
                           Brentwood, New York 11717


                  If to the Company:

                           CPI Aerostructures, Inc.
                           200A Executive Drive
                           Edgewood, New York  11717
                           Attn:  Chairman


                  With a copy in either case to:

                           Graubard Miller
                           600 Third Avenue
                           New York, New York  10016
                           Attn:  David Alan Miller, Esq.


                  7.2 Entire Agreement; Waiver. This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotia tions, understandings and agreements. No provisions of this Agreement, may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

                  7.3 Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.




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                  7.4     Binding Effect; Nonassignability.  This Agreement
shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.

                  7.5 Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                               CPI AEROSTRUCTURES, INC.

                                /s/ Arthur August
                               ---------------------------------------
                               By:  Arthur August, Chairman, President
                                      and Chief Executive Officer

                                /s/ Edward J. Fred
                               ---------------------------------------
                               EDWARD J. FRED



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